Exhibit (m)(33)

Pershing Advisor Solutions LLC

One Pershing Plaza

Jersey City, NJ 07399

PLATFORM DEALER AGREEMENT

This Platform Dealer Agreement (the “Agreement”) is made effective as of this 15 day of June, 2018, by and among GMO Series Trust (the “Series Trust”), on behalf of each of the funds listed on Schedule A attached hereto (each a “Fund”, collectively the “Funds”) which may be amended by mutual agreement of the parties in writing, and Pershing Advisor Solutions LLC, a registered broker dealer (“Dealer”), and a Delaware limited liability company.

WHEREAS, the Series Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and currently offers shares of each Fund for public sale (“Shares”);

WHEREAS, Dealer serves as a platform for Investment Advisors registered under the 1940 Act, as amended (“RIAs”) so as to enable RIAs to submit to Dealer orders for transactions in Shares on behalf of customers who have granted such RIAs authority to act on their behalf (the “RIA Customers”); and

WHEREAS, for the purposes of this Agreement the RIA Customers are customers of the RIAs and not customers of the Series Trust or of the Dealer.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Series Trust and Dealer agree as follows:

1.            Representations, Warranties and Covenants of the Dealer.

The Dealer represents, warrants and covenants to the Series Trust that:

(a)          it is a limited liability company, duly organized and validly existing in good standing under the laws of the State of Delaware and that the execution of the Agreement and performance of its duties hereunder have been duly authorized and, upon execution, constitutes Dealer’s valid and binding obligations;

(b)           it shall at all times comply with all applicable federal and state laws, rules and regulations, as well as the rules and regulations of applicable self-regulatory organizations, that are now or may become applicable to transactions contemplated in this Agreement;

(c)           it is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); it shall comply with all applicable rules and regulations thereunder; and it agrees to promptly notify the Series Trust in writing in the event such membership is suspended or terminated;

(d)          it is a broker-dealer properly registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is licensed in every state or territory of the United States of America (including the District of Columbia) where such registration or qualification is required and is a member of the Securities Investor Protection Corporation (“SIPC”);

(e)          it has adopted policies and practices related to the protection of non-public personal information pursuant to U.S. Securities and Exchange Commission (“SEC”) Regulation S-P and for the prevention, detection and reporting of breaches of security as required by applicable state law. These policies and practices are designed to comply with Regulation S-P and applicable state law in all material respects, including, but not limited to, the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to (i) ensure the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (iii) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer;

(f)           it shall not transmit or cause to be transmitted for execution orders to redeem or purchase Shares at a price lower than the net asset value of a Fund (“NAV”) for the applicable trade date.

(g)           it shall not enter into any agreement with an RIA concerning orders for transactions in Shares that is inconsistent with Dealer’s obligations under this Agreement; and

(h)          it shall provide to the Series Trust: (i) such information or documentation necessary for Series Trust or the Funds to fulfill their respective obligations hereunder; (ii) such other information or documentation as the Series Trust, or a designated agent, may reasonably request; (iii) and that it shall comply with such written policies and procedures as Dealer and the Series Trust may jointly adopt and communicate to each other from time to time.

 2.            Representations, Warranties and Covenants of the Series Trust

The Series Trust represents, warrants and covenants to the Dealer that:

(a)          it is a Massachusetts business trust, duly organized and validly existing in good standing under the laws of the jurisdiction in which it was organized and that the execution of the Agreement and performance of its duties hereunder have been duly authorized and, upon execution, constitutes the Series Trust’s valid and binding obligations;

(b)          it shall at all times comply with all applicable federal and state rules and regulations, as well as the rules and regulations of applicable self-regulatory organizations, that are now or may become applicable to the transactions contemplated in this Agreement;

(c)          it shall notify Dealer of any stop order with respect to the offering of Shares and of any other action or circumstance that may prevent the lawful sale of Shares in any state or jurisdiction;

(d)          it shall supply Dealer, or Dealer’s designated agent(s), at Series Trust’s own expense, with sufficient copies of the prospectus, annual reports, interim reports, proxy solicitation materials and any such other information required by applicable law or regulation or by mutual agreement and that it shall do so in a manner so that Dealer can comply with applicable laws and regulations regarding the timely delivery of such materials to Customers; and

(e)          it has adopted policies and practices related to the protection of non-public personal information pursuant to SEC Regulation S-P and for the prevention, detection and reporting of breaches of security as required by applicable state law. These policies and practices are designed to comply with Regulation S-P and applicable state law in all material respects, including, but not limited to, the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to (i) ensure the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (iii) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer;

(f)           it shall provide to Dealer: (i) such information or documentation necessary for Dealer to fulfill its obligations hereunder; (ii) such other information or documentation as Dealer may reasonably request; (iii) and that it shall comply with such policies and procedures as Dealer and the Series Trust may jointly adopt from time to time;

(g)          Shares are duly registered with the SEC pursuant to applicable laws; and

(h)           there are no material misstatements or omissions to state a material fact in any then current Fund Prospectus or Statement of Additional Information (collectively, the “Prospectus”) provided to Dealer, its Clearing Agent (Pershing LLC), or RIA customers in order to make the statements required to be stated therein not misleading.

 4.           Capacity to Act.

(a)           Neither the Series Trust nor the Dealer shall have any authority to act as agent for each other except as specifically provided for in this Agreement. In receiving orders from and causing to be effected transactions for an RIA Customer in Shares pursuant to this Agreement, Dealer shall act as agent for the RIA and not the individual Customers. Except as specifically provided for herein, nothing shall cause the transactions contemplated by this Agreement to constitute a syndicate, association, joint venture, partnership, unincorporated business, or other separate entity or otherwise partners between the parties hereto, nor shall it cause the Dealer to become a partner, agent or employee of the Series Trust or the Funds. No party shall be under any liability to the other except for what is expressly assumed in this Agreement or pursuant to applicable law. Except as specifically provided for herein, no party may assume, create or incur any liability of any kind, express or implied, against, in the name of or on behalf of any other party with respect to the subject matter contained herein. Nothing contained herein shall be deemed to be a condition, stipulation or provision binding any persons acquiring Shares to waive compliance with any provision of the Securities Act of 1933 (the “1933 Act”) or to waive any SEC rules or regulations or to relieve the parties of any liability arising under the 1933 Act. Each party hereto acknowledges that this Agreement is not exclusive and that any party may enter into similar arrangements with other entities.

 (b)         The parties hereto acknowledge, understand and agree that Dealer does not recommend the purchase, sale or redemption of Shares to RIA Customers and that RIAs are responsible for determining on a continuing basis any RIA Customer’s investment objectives and the suitability of such RIA Customers’ investment in Fund Shares. The parties hereto further acknowledge, understand and agree that Dealer relies on its agreements with RIAs in which the RIAs make certain that the RIA Customer has granted full right, power and authority to such RIA to effect transactions in securities on such RIA Customer’s behalf.

 5.           Transaction Procedures.

 (a)          The procedures relating to all orders and the handling of them shall be made in accordance with the procedures set forth in each Fund’s Prospectus, and to the extent consistent with the Prospectus, written instructions received by the Dealer from the Series Trust, or its designated agent, from time to time. Transactions transmitted or caused to be transmitted to the Series Trust, or its designated agent, by the Dealer or its Clearing Agent shall only be transmitted for the purpose of filling RIA Customer orders already received for processing by Dealer from an RIA. Properly received RIA Customer orders shall be transmitted promptly and shall not be withheld for any reason. Dealer understands and agrees that the handling of orders shall be subject to such procedures as may be reasonably required by Series Trust or the Funds, or a designated agent, as communicated to Dealer in writing, and that Series Trust, or its agent, will not accept any conditional orders and that orders are subject to acceptance or rejection by the Series Trust or the Fund’s transfer Agent in their respective sole discretion.

 (b)           Dealer shall be permitted to receive and cause to be processed orders for the purchase, exchange or redemption of Shares of the Funds for RIA Customers on each business day that the New York Stock Exchange (“NYSE”) is open for business and that a Fund’s NAV is determined (“Business Day”). If Dealer receives an order for Shares prior to the close of the NYSE’s regular trading session on that Business Day (“Close of Trading”), Dealer shall treat such order as having been received on that Business Day. If Dealer receives an order after Close of Trading, Dealer shall not treat such order as having been received on such Business Day. The Series Trust acknowledges that the RIA, and not Dealer, is responsible, and Dealer specifically disclaims responsibility, for determining the timely receipt of orders to purchase or redeem Shares and for compliance with each Fund’s Prospectus regarding acceptance of orders and with SEC Rule 22c-1 (the “Forward Pricing Rule”) promulgated under the 1940 Act. The Series Trust acknowledges that Dealer is relying on representations from RIA whether orders have been received by the RIAs and transmitted to Dealer in a timely manner.

 (c)          Dealer shall not be responsible for enforcing minimum and maximum transaction amounts as stated in the applicable Fund Prospectus. The Series Trust agrees that RIAs are responsible for enforcing the Fund Prospectus requirements for minimum and maximum transaction amounts.

 (d)          Dealer agrees to not repurchase Shares from an RIA Customer at a price lower than the NAV for the applicable trade date. Dealer may charge the RIA Customer a fair service charge and, upon the request of the RIA may charge the account of the RIA Customer, provided Dealer discloses such charges in the confirmation for the applicable order. Dealer agrees that any service charges assessed on a RIA Customer transaction by the RIA shall be in accordance with applicable law or regulation, and disclosed on the confirmation of the applicable transaction, provided Dealer knows of the charge and prints or causes to be printed the applicable confirmation.

 (e)          Each of the parties acknowledges that the Series Trust reserves the right, at its discretion and without prior notice, to suspend the sale of any class of Fund Shares or withdraw entirely the sale of any class of Fund Shares, including the sale of Fund Shares for the account of any RIA Customer and require that any class of Fund Shares be redeemed if any condition of investment in such Shares as described in the then current Prospectus is not met.

 6.            Operational Procedures.

 (a)          Settlement of Trades. Orders for Fund Shares shall be processed through Fund/Serv, a service offered by the National Securities Clearing Corporation (“NSCC”) and that RIA Customer accounts will be maintained using the NSCC’s Networking Level 3, unless the Series Trust, or its agent, gives Dealer its prior written consent to an alternative method of order processing. Dealer and Series Trust will each use their best efforts to cause to be transmitted by federal funds wire on the Business Day immediately following trade date (and in any event no later than the settlement date of the transaction), to an account designated by the counterparty, the proceeds of all redemption orders and the purchase price of all purchase orders. Dealer’s Clearing Agent may settle transactions by (i) making payment of the full purchase price to the Fund’s custodian or in accordance with written instructions received by Dealer or its Clearing Agent from the Series Trust or its agent, in each case in accordance with the applicable Fund Prospectus, or (ii) through the facilities of the NSCC’s FundSERV system (“Fund/SERV”). If such payment is not received by the end of the seventh business day following Dealer’s or its Clearing Agent’s transmission of the RIA Customer’s order and its execution, the sale may be canceled forthwith, on immediate written notice to Dealer’s Clearing Agent, or, at the Series Trust’s option, the Shares ordered may be sold back to the relevant Fund, without any responsibility or liability on the Series Trust’s part or on the part of the Funds to Dealer or the Customer. In addition, Dealer may be held responsible to the Fund and/or the Series Trust for direct losses (but not loss of profit) suffered as a result.

 (b)           Account Activity and Distribution Information. With respect to transactions processed outside of Fund/SERV, Series Trust shall use its best efforts to cause to be provided to Dealer:

(1)          confirmations of Fund activity in the form of statements detailing activity no less frequently than monthly, as well as other information as may reasonably be requested by Dealer; and

(2)          all distribution announcement information (e.g., ex dates, record dates, payable dates, distribution rate per share, record date share balances, etc.) as soon as it is announced by a Fund.

(c)          NSCC Compliance. Each of the parties or their respective designated agents shall (i) perform any and all duties, functions, procedures and responsibilities assigned to it by NSCC rules, procedures or other requirements relating to Fund/Serv (“NSCC Fund/Serv Rules”) and Networking (“NSCC Networking Rules”), as applicable, in a competent manner; (ii) maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities; (iii)  provide information to another party through Fund/Serv or Networking that will be accurate, complete, and in the format prescribed by the NSCC; and (iv) adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/Serv or Networking and to limit the access to, and the inputting of data into, Fund/Serv or Networking to persons specifically authorized by the party.

 7.           Purchase Discounts and Compensation.

(a)          The Series Trust agrees to pay Dealer in accordance with any applicable Rule 12b-1 Plan adopted by the Funds, or any amendments thereto, a copy of which will be provided to the Dealer upon request. Such payments shall be made to Dealer’s Clearing Agent for credit to Dealer and at the rate and frequency specified in such Plan and disclosed in the relevant Prospectus.

(b)          Dealer acknowledges that the Funds are authorized to make payments for, among other things, sub-transfer agency, recordkeeping and related administrative services pursuant to plans adopted pursuant to Rule 12b-1 under the 1940 Act (the “Plan”), as set forth on Schedule 1 hereto. In the event that a Fund’s Plan is terminated, suspended, or modified for any reason in a manner that reduces or eliminates the amounts payable thereunder (including a termination of a Plan or authorization to pay any amount) the fee rate owed to the Dealer pursuant to this Agreement shall be reduced by the same amount (but shall not be reduced below 0.00%). This provision shall survive termination of this Agreement and shall be deemed to supersede any contrary terms in this Agreement and any and all exhibits, addenda, schedules and attachments hereto. The parties hereto acknowledge that any payments made pursuant to this Agreement, whether in connection with a Plan or otherwise, represent compensation for administrative and sub-recordkeeping services described in the Addendum(s) to this agreement and not for distribution services provided to the Series Trust, the Series Trust’s investment advisor, or to a Fund.

 9.           Frequent Trading. As among the RIA Customer, the RIA, the Funds or Fund’s Agent, and the Series Trust, each shall have access to: (i) RIA Customer account numbers, (ii) an RIA identifier, (iii) an investment professional identifier, if applicable, and (iv) tax identification numbers on transactions and the amounts and dates of those transactions; transmitted or caused to be transmitted by the Dealer to the Series Trust, or its agent. Dealer shall abide by written instructions to block accounts from trading in Shares at the written request of the Series Trust or a Fund, in order to assist such party in executing their policies and procedures with respect to “short-term” or abusive trading.

10.          Expenses. Each of the parties hereto agrees that it will bear all expenses incurred by it in connection with its performance under this Agreement unless otherwise specifically provided for in this Agreement.

11.          Unauthorized Representations. No person is authorized to make any representations concerning Shares except those contained in the Prospectus or other printed information issued by each Fund or by the Series Trust as information supplemental to each Prospectus. Dealer agrees not to use any other advertising or sales material relating to the Funds in connection with its function as Dealer unless approved by the Series Trust in advance of such use. Dealer shall, however, be permitted to publish information including the Fund names, advising that the Funds are available for sale without obtaining prior approval. Neither party shall use the name of the other party in any manner without the other party’s prior written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

12.          Confirmations. Dealer agrees to send or cause its Clearing Agent to send confirmations of orders to Customers as required by Rule 10b-10 of the 1934 Act.

13.          Records. Dealer agrees to maintain all records required by applicable state and federal laws and regulations relating to transactions in Shares on behalf of RIA Customers. Upon reasonable written request, Dealer agrees to make these records available to Series Trust or a Fund and to make one or more of Dealer’s employees reasonably available to respond to inquiries from Series Trust or a Fund.

14.          Blue Sky. Series Trust shall inform Dealer in writing as of the date hereof as to the states and jurisdictions in which the Shares are registered for sale or are exempt from such registration and Dealer shall be entitled to rely on such information as current and accurate. Series Trust shall promptly in writing advise Dealer as to any changes to the states or jurisdictions in which Fund shares are registered or exempt from registration. Series Trust has no responsibility to register the Shares for sale or make the Shares available for sale in any state or jurisdiction and is not responsible for the issuance, form, validity, enforceability or value of the Fund Shares. Dealer shall advise Series Trust, on each transaction processed through Fund/SERV, as to the state or jurisdiction in which the Customer resides and Series Trust, not Dealer, shall be responsible for rejecting transactions originating in the states or jurisdictions in which the Shares are not qualified for sale.

15.          Anti-Money Laundering.

(a)           Each party to this Agreement acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs reasonably designed to detect and prevent money laundering. Each party represents and warrants to the other that it is in compliance and will continue to comply with the AML Acts and applicable rules thereunder (the “AML Laws”), including FINRA Conduct Rule 3011, in all relevant respects.

(b)          Dealer represents and warrants to the Series Trust and the Funds that it introduces RIA Customers’ accounts on a fully disclosed basis to its Clearing Agent and that it: (i) has written anti-money laundering procedures consistent with its role as a Dealer, (ii) will cooperate with the Series Trust and the Funds and provide information and reports and certifications to the Series Trust or Fund’s designated compliance officer, when reasonably requested in writing from time to time, (iii) will provide information and reports relating to its anti-money laundering program to federal examiners as may be requested, and (iv) will reasonably assure itself that RIAs have acknowledged their responsibility to “know your customer”; have appropriate tools to detect suspicious transactions; will cooperate with the Series Trust and the Funds in the Series Trust’s and the Fund’s joint efforts to detect money laundering or terrorist funding; and have tools to abide by USA PATRIOT Act, and its implementing rules and regulations including but not limited to: section 312 (private banking), section 313 (shell banks), section 319 (foreign bank ownership), section 326 (customer identification and verification) and all other AML Laws or AML acts.

16.          Indemnification.

(a)          Dealer shall indemnify the Funds, the Series Trust and its affiliates, officers, directors, agents, employees and controlling persons from and against any and all direct liabilities, losses or costs (including reasonable attorneys’ fees) (“Losses”) caused by: (i) the bad faith, willful misconduct or gross negligence of the Dealer or its directors, officers, employees, affiliates, and agents, and each person who is or may be deemed to be controlling, controlled by or under common control with Dealer (collectively the “Dealer Parties”), in the performance of, or failure to perform, their obligations under this Agreement, or (ii) any material breach by the Dealer Parties of any provision of this Agreement provided; however, that the Dealer will not be liable for indemnification hereunder to the extent that any Losses, result from the bad faith, willful misconduct or gross negligence of the Series Trust or the Funds.

(b)          The Series Trust, individually and not jointly, shall indemnify and hold harmless the Dealer Parties from and against any and all Losses caused by: (i) the bad faith, willful misconduct or gross negligence of the Series Trust or the Funds (as applicable) or their respective affiliates, directors, trustees, officers, employees, and agents, and each person who is or may be deemed to be controlling, controlled by or under common control with Series Trust (the “Series Trust r and Fund Parties”), in the performance of, or failure to perform, their obligations under this Agreement, or (ii) any material breach by the Series Trust and Fund Parties of any provision of this Agreement provided, however, that the Series Trust or the Funds will not be liable for indemnification hereunder to the extent that any Losses, result from the bad faith, willful misconduct or gross negligence of the Dealer Parties.

(c)          Dealer agrees to indemnify the Series Trust and Fund Parties from and against any and all Losses arising from, related to or otherwise connected with (i) any failure by Dealer to comply with applicable laws in connection with activities performed under this Agreement, or (ii) any unauthorized representation made by the Dealer concerning an investment in Fund Shares.

(d)           Series Trust and each Fund, individually and not jointly, each agree to indemnify the Dealer Parties from and against any and all Losses arising from, related to or otherwise connected with (A) any failure by the Series Trust r or Fund to comply with applicable laws in connection with activities performed under this Agreement and (B) any untrue statement of a material fact set forth in a Fund’s Prospectus or omission to state a material fact required to be stated therein to make the statements therein not misleading or any untrue statement of a material fact or omission to state a material fact in any supplemental sales material provided to Dealer or its designated agent(s) by Series Trust r or Fund (and used by Dealer on the terms and for the period specified by Series Trust or Fund or stated in such material). Series Trust’s obligation to indemnify Dealer in this clause shall be limited to indemnification actually received by Series Trust , except to the extent that the relevant Losses result from Series Trust’s own failure to exercise reasonable care in the preparation or review of the Prospectus or such other materials.

(e)          The parties hereto understand and agree that each RIA, but not Dealer or each Fund or Series Trust, is responsible for determining the suitability of Shares and sales practice issues as related to an investment for an RIA Customer and each party hereto disclaims any obligation to the RIA Customer with respect to investment suitability and RIA sales practice issues. Except as it regards Dealer’s own handling of RIA Customer orders, applicable law or regulation Series Trust and each Fund each understand and agree that each RIA, but not Dealer, is responsible for determining its timely receipt of RIA Customer orders to purchase and redeem Shares for compliance with the Forward Pricing Rule and for transmission of such orders to Dealer in a timely manner. Except as otherwise provided in this Agreement or applicable law or regulation, the parties hereto agree to indemnify each other from and against any and all Losses caused by any alleged failure by a party to comply with suitability and sales practice laws and regulations pertaining to the purchase by RIA Customers of Shares through Dealer pursuant to this Agreement, or any alleged failure to comply with the Forward Pricing Rule, provided, however, that the Losses alleged did not result from the bad faith, willful misconduct or gross negligence of the party seeking indemnification.

(f)          The Agreement of the parties in Paragraphs (a) through (e) of this Section 16 to indemnify each other is conditioned upon the party entitled to indemnification (the “Indemnified Party”) notifying the other party (the “Indemnifying Party”) promptly in writing after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party,. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved in writing by the Indemnified Party (which approval shall not be unreasonably withheld or delayed), and that the Indemnified Party may participate in such defense at its expense. The failure of the Indemnified Party so to notify Indemnifying Party will relieve the Indemnifying Party of its indemnity obligation (but not possible direct liability) with respect to any action, suit or proceeding to the extent that such omission results in the forfeiture of substantive rights or defenses by the Indemnifying party. No Indemnifying Party, in the defense of any such action, suit or proceeding, shall, without the prior written consent of the Indemnified Party , (which consent shall not be unreasonably withheld or delayed),consent to entry of any judgment or settlement.

(g)          In any event, no party hereto shall be liable for any special, consequential or incidental damages.

17.          Confidentiality.

(a)          Each party to this Agreement shall safeguard and hold confidential from disclosure to unauthorized parties all “Confidential Information” of the other party. For purposes of this Section, the term “Confidential Information” shall mean any and all information which is in any way connected with, derived from or related to the business of a party, including without limitation, any business and financial records, any retail or institutional customer information, computer programs, technical data, investment information, lists, compilations, compositions, programs, plans, devices, descriptions, drawings, methods, techniques, processes, designs, theories concepts or ideas, and any information relating to the pricing or marketing policies, suppliers or customers of a party.

(b)          Confidential Information shall not include information to the extent such information is (i) already known to the receiving party free of any restriction at the time obtained, including information in the public domain; (ii) subsequently learned from an independent third party free of restriction; (iii) known through no wrongful act of either party; or (iv) independently developed by one party without reference to information which is confidential.

(c)          For purposes of this Section, only the officers, trustees, directors, and employees of Series Trust, its affiliates and the Fund and those of Dealer, including their respective accountants, auditors, attorneys, agents or service providers shall be authorized parties, provided those individuals have a “need to know” the Confidential Information that is consistent with their respective positions and legal obligations and responsibilities. In the event that one party (the "Disclosing Party") is requested or required by a court of competent jurisdiction or by any regulatory body which regulates the conduct of the Disclosing Party to disclose any Confidential Information of the other party (the "Non-Disclosing Party"), to the extent permitted by law, regulation or individual process the Disclosing Party shall provide the Non-Disclosing Party with prompt written notice of any such request or requirement so that the Non-Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Non-Disclosing Party, the Disclosing Party is nonetheless, in the opinion of its independent outside counsel, required to disclose Confidential Information, the Disclosing Party may, without liability hereunder, disclose only that portion of the Confidential Information which such counsel advises the Disclosing Party is required to be disclosed, provided that the Disclosing Party shall take all reasonably practicable measures to preserve the confidentiality of the Confidential Information, including, without limitation, protection under the Freedom of Information Act of the federal government or any state government or by reasonably cooperating with the Non-Disclosing Party, at the Non-Disclosing Party’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(d)          The provisions of this Section 17 shall survive any termination of this Agreement.

18.          Shareholder Information – SEC Rule 22c-2 (the “Rule”)

1.       Agreement to Provide Information. Dealer, referred to in the Rule as Intermediary, agrees to provide a Fund, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all “Shareholder(s)” of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Dealer during the period covered by the request.

1.1       Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. A Fund may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by such Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by that Fund.

1.2       Form and Timing of Response. (a) Dealer agrees to provide, promptly upon request of a Fund or its designee, the requested information specified in paragraph 1. above. If requested by a Fund or its designee, Dealer agrees to use best efforts to determine promptly whether any specific RIA Customer about whom it has received the identification and transaction information specified in paragraph 1. is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in such paragraph 1. for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect- intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Dealer additionally agrees to inform the Fund whether it plans to perform (i) or (ii). (b) Responses required by this paragraph 1.2 must be communicated in writing and in a format mutually agreed upon by the parties; and (c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

1.3       Limitations on Use of Information. The information seeking Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of Dealer.

2.       Agreement to Restrict Trading. Dealer agrees to execute written instructions from a Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who is an RIA Customer and who has been identified by such Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the RIA Customers account with Dealer's) that violate policies established or utilized by such Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by such Fund.

2.1       Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or count(s) or other agreed upon information to which the instruction relates.

2.2       Timing of Response. Dealer agrees to execute instructions from the information seeking Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than ten (10) business days after its receipt of the instructions.

2.3       Confirmation. Dealer shall provide written confirmation to the information seeking Fund that its instructions to restrict or prohibit trading have been executed. Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

19.          Term, Termination, Assignment, and Amendment.

(a)           This Agreement shall become effective as of the date first indicated above when it is signed and when fully executed copies are in the possession of each of the parties.

(b)          Each party may terminate this Agreement for any reason by giving thirty (30) days’ written notice to the other parties or the parties hereto may terminate this Agreement in its entirety or with respect to any particular Fund, upon their mutual written agreement, as of a mutually agreeable termination date.

(c)          This Agreement shall terminate automatically with respect to Dealer or Series Trust if (i) either files a petition for bankruptcy, (ii) a trustee or receiver is appointed for either or its assets under federal bankruptcy laws, (iii) Dealer’s registration as a broker-dealer with the SEC is suspended or revoked, (iv) a party’s membership is suspended or revoked, or (v) an application for a protective decree under the provisions of SIPC is filed against the Dealer. A party may assign its interest in this Agreement to a third party provided that the non-assigning party has given prior written consent to the assignment in writing, which consent shall not be unreasonably withheld, and a party may assign this Agreement to any affiliate controlled by, or under common control with the assigning party without any consent from any other party. Any attempted assignment in contravention hereof shall be null and void

(d)          This Agreement may only be amended or modified by mutual written agreement of the parties in writing.

(e)          This Agreement and each of its schedules and attachments constitute the entire agreement and understanding between the parties relating to the subject matter hereunder and shall supersede and replace any and all prior oral or written agreements or understandings between the parties relating to such subject matter.

20.       Notices. Except as otherwise specifically provided for in this Agreement, any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or email to PASMutualFundRequest@BNYMellon.com or to the other party’s address set forth below or to such other address as may be provided in writing:

Notice to Dealer shall be sent to:

Pershing Advisor Solutions LLC

Attn: Karen Novak

Title: Chief Operating Officer

One Pershing Plaza

Jersey City, NJ 07399

With a duplicate copy to the Office of the General Counsel at the same address.

Notice to Series Trust or the Funds shall be sent to:

GMO Series Trust

40 Rowes Wharf

Boston, Massachusetts 02110

Attention: General Counsel

Notice to each Fund shall be sent to the address indicated on the signature page(s) hereto.

21.       Miscellaneous. (a) The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(c) This Agreement shall be binding upon, enforceable against and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d) Waiver by a party of a breach of any provision of this Agreement does not constitute waiver of any subsequent breach of that or any other provision.

(e) Dealer agrees to furnish Series Trust, the Funds or their respective designees with such information as it or they may reasonably request (including, without limitation, periodic verifications confirming compliance with this Agreement, and will otherwise cooperate with reasonable requests from Series Trust, the Funds and their respective designees (including, without limitation, any auditors or legal counsel designated by any of them or their agents), in connection with: (i) any audit, regulatory or internal investigation or examination of Series Trust, the Funds or their respective designees; (ii) the preparation of reports to the Funds’ Board of Trustees concerning this Agreement and the monies paid or payable pursuant hereto; and (iii) any reports or filings that may be required by law. Dealer shall promptly notify the Series Trust in the event that it becomes aware of facts and circumstances that could result in a violation of applicable law that could have a material adverse effect on its ability to perform this Agreement.

22.       Governing Law. This Agreement shall be construed in accordance with the laws (without regard, however, to conflicts of law principles) of the State of New York, provided that no provision shall be construed in a manner not consistent with the 1940 Act or any rule or regulation thereunder.

23.       Arbitration. Any dispute arising out of or relating to this Agreement, or any applicable addendum or supplement hereto, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure (“The Code”), provided that the Federal Rules of Evidence shall apply. Any arbitration shall be conducted in New York, New York, and each arbitrator shall be chosen in accordance with The Code. The decision of the arbitrators shall be binding and final judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The award may allocate attorneys’ fees and arbitration costs between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first written above.

PERSHING ADVISOR SOLUTIONS LLC

By:	/s/ Ronald Canty
Name:	Ronald Canty
Title:	Director

GMO SERIES TRUST*

By:	/s/ Megan M. Bunting
Name:	Megan M. Bunting
Title:	V.P. and Assistant Clerk

*GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.

SCHEDULE A

LIST OF AVAILABLE MUTUAL FUNDS

FUND	Share Class	CUSIP #	Ticker	Blue Sky

GMO Benchmark Free Allocation Series Fund	PS	380131318	GBFPX	All states
GMO Climate Change Fund	PS	380131144	GCHPX	All states
GMO Global Asset Allocation Series Fund	PS	380131292	GLAPX	All states
GMO Quality Series Fund	PS	380131268	GQPSX	All states (exception of New Hampshire)
GMO Resources Series Fund	PS	380132407	GREPX	All states
GMO SGM Major Markets Series Fund	PS	380131284	GBPSX	All states (exception of New Hampshire)